Exhibit 16.1

December 14, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Addex Therapeutics Ltd pursuant to Item 16-F(a) of Form 20-F (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form F-1 of Addex Therapeutics Ltd dated December 14, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers SA

Attachment

PricewaterhouseCoopers SA, avenue Giuseppe-Motta 50, Case postale, CH-1211 Genève 2, Switzerland

Telephone: +41 58 792 91 00, Facsimile: +41 58 792 91 10, www.pwc.ch

PricewaterhouseCoopers SA is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

PricewaterhouseCoopers SA (“PwC”) held the function of auditor for the fiscal years from 2002 to 2019. On May 5, 2020, PwC declined to stand for re-election at the 2020 Annual General Meeting held on June 9, 2020.

The reports of PwC on the audits related to the consolidated financial statements of Addex Therapeutics Ltd for the fiscal years ended December 31, 2019 and December 31, 2018 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During each of the years ended December 31, 2019 and 2018 and the subsequent interim period through May 5, 2020, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

During the fiscal years ended December 31, 2019 and 2018 and the subsequent interim period through May 5, 2020, none of the reportable events described in paragraphs (A) through (D) of Item 16F(a)(1)(v) of Form 20-F occurred.